EXHIBIT 99.1

Latham Group, Inc. Announces the Acquisition of Radiant Pools

Complements Latham’s Existing Portfolio and Expands Its Addressable Market

LATHAM NY, November 30, 2021 (GLOBAL NEWSWIRE) – Latham Group, Inc. (“Latham” or “the Company”), the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand, today announced that it has acquired Radiant Pools for approximately $90 million. The acquisition expands Latham’s product portfolio into vinyl-lined, aluminum-walled swimming pools, which are an affordable option that allow consumers to create the ultimate backyard experience, and which provide solutions for a variety of backyard pool applications.

Based in Albany, NY, Radiant Pools was formed in 2005 following its acquisition of Trojan Pools, who invented the vinyl-lined, aluminum-walled category in 1957. Radiant Pools uses patented technology, derived from aerospace engineering, to make structurally insulated wall panels, which makes its products a durable and aesthetically pleasing option for homeowners. Vinyl-lined, aluminum-walled pools can be installed fully in-ground or fully above-ground, depending on homeowner needs. They can also be installed on slopes and be partially in-ground and partially above-ground.

“Radiant Pools is an excellent addition to Latham’s product portfolio since it complements our existing business and enables us to expand our addressable market,” said Scott Rajeski, President and Chief Executive Officer of Latham. “Radiant Pools primarily serves the Northeastern U.S., giving us the opportunity to roll its outstanding products across North America in partnership with Latham’s industry-leading dealer network. We are excited to welcome Radiant Pools to the Latham family and look forward to working with Tony Sirco, Radiant Pools’ prior owner, who will stay on as a partner and oversee its integration into Latham.”

“Radiant Pools pioneered the vinyl-lined, aluminum-walled swimming pools category with a premium quality product. Latham has been a long-standing partner of ours, and we share a dedication to providing superior products to dealers and homeowners,” said Tony Sirco, President of Radiant Pools. “As part of the Latham family, we believe that we can accelerate our strong growth, and we look forward to a bright future together.”

Radiant Pools generates approximately $35 million in annual sales. The acquisition was funded through a combination of Latham’s existing cash and incremental borrowing under the Company’s revolving credit facility, which was amended to provide for incremental term loans in an aggregate principal amount of $50 million. The acquisition is expected to have no material impact on Latham’s fiscal 2021 outlook.

About Latham Group, Inc.
Latham Group, Inc., headquartered in Latham, NY, is the largest designer, manufacturer and marketer of in-ground residential swimming pools in North America, Australia and New Zealand. Latham has a coast-to-coast operations platform consisting of over 2,000 employees across 32 facilities.

About Radiant Pools

Headquartered in Albany, NY, Radiant Pools is the market leading manufacturer of vinyl liner aluminum swimming pools that can be built completely in-ground, semi-in-ground, or above ground. Radiant Pools products are sold directly to swimming pool dealers throughout North America.

Forward-looking Statements

Some of the statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would" and, in each case, their negative or other various or comparable terminology. These forward-looking statements reflect our views with respect to future events as of the date of this release and are based on our management’s current expectations, estimates, forecasts, projections, assumptions, beliefs and information. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. All such forward-looking statements are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this document. It is not possible to predict or identify all such risks. These risks include, but are not limited to: secular shifts in consumer demand for swimming pools and spending on outdoor living spaces; slow pace of material conversion from concrete pools to fiberglass pools in the pool industry; general economic conditions and uncertainties affecting markets in which we operate and economic volatility that could adversely impact the Company’s business, including the COVID-19 pandemic; the Company’s ability to integrate Radiant Pools effectively and exposure to unforeseen or undisclosed liabilities of Radiant Pools, the ability of the Company’s suppliers to continue to deliver the quantity or quality of materials sufficient to meet the Company’s needs to manufacture the Company’s products and other risks, uncertainties and factors described under the section titled “Risk Factors” in the registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission (the “SEC”) by the Company, as well as other filings that the Company will make, or has made, with the SEC, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in other filings. We expressly disclaim any obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

Investor Contact:
Nicole Briguet
Edelman for Latham
latham@edelman.com

Media Contact:
Crista Leigh Wunsch
CristaLeighWunsch@lathampool.com